Hostess Brands, Inc. Announces First Quarter 2019 Financial Results
Reports Net Revenue Increase of 6.7% from the Prior Year Period
Announces Plan to Relocate Distribution Center by First Quarter 2020
Reaffirms Full Year 2019 Outlook

KANSAS CITY, MO, May 8, 2019 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the first quarter ended March 31, 2019.
Business Highlights for the Quarter1

•
Net revenue increased $14.0 million, or 6.7%, to $222.7 million. Organic growth contributed $7.2 million or 345 basis points of incremental net revenue primarily from strong growth in the club channel and higher revenue due to price increases. The acquisition of the Cloverhill business contributed $6.8 million or 326 basis points of incremental net revenue.

•	Total Company point of sale in tracked channels increased 1.6% and market share of 18.2% was unchanged from the first quarter of 2018.

•	Net income was $26.6 million, compared to $29.3 million. Diluted EPS was $0.21 per share, compared to $0.23 per share.

•	Adjusted net income was $20.3 million, compared to $20.5 million in the first quarter of 2018.

•	Adjusted EPS was $0.14 per share, unchanged from the first quarter of 2018.

•	Adjusted EBITDA increased $2.4 million, or 5.1%, to $49.4 million, or 22.2% of net revenue.

•	Cash and cash equivalents were $160.5 million as of March 31, 2019 with a leverage ratio of 4.4x, both driven by first quarter operating cash flows of $28.4 million.

Reaffirms Full Year 2019 Outlook

•
The Company expects continued revenue growth well above the Sweet Baked Goods (“SBG”) category in 2019 driven by innovation from Hostess®-branded breakfast and other core products as well as expanded distribution and improved merchandising execution over the course of the year.

•
Full year 2019 adjusted EBITDA guidance is $200 million to $210 million, an increase of 7% to 13% over 2018, primarily driven by revenue growth, the realization of already executed multi-faceted pricing and merchandising programs and achievement of operational efficiencies.

•	The Company expects a leverage ratio of 3.5x to 3.7x at the end of 2019, driven by strong operating cash flows.

“We are encouraged by our strong start to 2019 fueled by the breadth and depth of our sweet baked goods product offerings,” commented Andy Callahan, President and Chief Executive Officer.  “Our team is executing on our 2019 pillars for growth, including the strengthening of our core Hostess brand, expansion of breakfast and accelerating growth of our value brands fueled by the acquisition of the Cloverhill business.”

Mr. Callahan continued, “In executing on our pillar to drive agility and efficiency, we have made the decision to relocate our primary distribution center from Illinois to Kansas by the first quarter of 2020. We expect this geographic move will support profitable growth, better service to our customers and increase cost efficiencies. Looking ahead, we continue to believe we are well positioned to achieve our 2019 annual outlook.”

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“Adjusted EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the first quarter of 2018. All measures of market performance contained in this press release, including point of sale and market share, include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the 13-week period ended March 23, 2019 and the prior-year comparable period. The prior-year comparable period excludes the performance of acquired brands prior to their acquisition by Hostess. The Company's leverage ratio is net debt (total long-term debt less lease obligations, unamortized debt premiums and cash and cash equivalents) divided by adjusted EBITDA for the trailing twelve-month period.

First Quarter 2019 compared to First Quarter 2018
Net revenue was $222.7 million, an increase of 6.7%, or $14.0 million, compared to $208.7 million. The increase was driven by additional sales volume in multiple channels led by strong growth in the club channel resulting from various factors including core Hostess®-branded product growth, the expansion of value brands and the addition of breakfast items supported by the acquisition of the Cloverhill Business in February 2018. With the additional month of operations in 2019, the Cloverhill Business contributed $6.8 million of incremental net revenue to the quarter. Revenue growth was also driven by price increases which were executed at the end of 2018.
Gross profit was $75.2 million, or 33.8% of net revenue, compared to $71.2 million, or 34.1% of net revenue. Adjusted gross profit was $76.8 million, or 34.5% of net revenue, a $4.6 million increase as compared to $72.2 million, or 34.6% of net revenue, in the prior year. The higher gross profit was driven by increased volume and price actions, partially offset by inflationary pressures in transportation and other input costs. Additionally, efficiency initiatives across multiple bakeries have helped to offset sales growth in lower margin products.
Operating costs and expenses were $39.1 million, or 17.5% of net revenue, compared to $38.4 million, or 18.4% of net revenue. Operating costs and expenses increased primarily due to higher incentive compensation and recruiting costs and higher broker fees due to increased revenue. Additionally, during 2019 the Company recognized a $1.7 million gain on the remeasurement of the tax receivable agreement within other operating income. During the first quarter of 2018, the Company recognized a $1.4 million impairment charge within other operating expenses.
The Company's effective tax rate was a benefit of 4.6% compared to an expense of 18.2%. The current year effective tax rate was impacted by the remeasurement of deferred tax balances driven by the announced relocation of the Company's primary distribution center from Illinois to Kansas which resulted in a discrete tax benefit of $6.0 million during the quarter. The Company's prior year effective tax rate was impacted by the $12.4 million gain on the buyout of a portion of the tax receivable agreement.
Net income was $26.6 million compared to $29.3 million. Net income attributed to Class A stockholders was $21.1 million, or $0.21 per diluted share, compared to $23.8 million, or $0.23 per diluted share.
Adjusted net income was $20.3 million compared to $20.5 million. Adjusted EPS was $0.14 per diluted share, unchanged from the first quarter of 2018. Adjusted EBITDA was $49.4 million, or 22.2% of net revenue, compared to $47.0 million, or 22.5% of net revenue. The increase in adjusted EBITDA was primarily a result of higher net revenues, partially offset by higher transportation, input, broker and other operating costs.
Cash from operations for the three months ended March 31, 2019 was $28.4 million compared to $38.3 million for the same period last year. The decrease was attributable to the timing of customer receipts as well as higher working capital needs to facilitate the increased sales volume.
Sweet Baked Goods Segment: Net revenue was $212.9 million, an increase of $13.6 million, or 6.8%, compared to $199.3 million driven by additional volume, primarily in the club channel as well as price increases. Gross profit was $73.1 million, or 34.4% of net revenue, compared to $69.4 million, or 34.8% of net revenue. The increase in gross profit was the result of increased net revenue partially offset by higher transportation and other input costs.
In-Store Bakery Segment: Net revenue was $9.9 million, an increase of $0.4 million, or 4.3%, compared to $9.5 million. The increase in net revenue was attributable to increased sales volume. Gross profit was $2.0 million, or 20.7% of net revenue, compared to gross profit of $1.8 million, or 19.1% of net revenue. The increase in gross profit was primarily a result of increased sales volume.
Distribution Center Relocation
Today, the Company also announced the relocation of its primary distribution center from Illinois to Kansas by the first quarter of 2020 which will provide enhanced infrastructure for future profitable growth. As a result of this geographic move, the new Kansas-based distribution center will be closer to the Company’s largest bakery and more centrally located in the United States. Upon completion, the Company expects to be able to reach customers faster, reduce transportation costs and improve service levels. In addition to these cost and operational efficiencies, the State of Kansas is also providing tax incentives to the Company.
Outlook
The Company reaffirms its outlook for 2019:
•Net revenue growth well above the SBG category;

•	Adjusted EBITDA of $200 million to $210 million, an increase of 7% to 13% from 2018;

•	Adjusted EPS of $0.57 to $0.62, an increase of 6% to 15% from 2018;

•
The net expected increase in cash of $90 million to $100 million would result in a leverage ratio of 3.5x to 3.7x at the end of 2019, absent any additional acquisitions, compared to 4.5x at December 31, 2018;

•	Cash provided by operations of $150 million to $160 million;

•	Capital expenditures of approximately $30 million to $35 million;

•	Income tax rate, excluding discrete items, of 21% to 22% giving effect to the non-controlling interest.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the tax receivable agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, May 8, 2019 at 4:30 p.m. EDT to discuss the results for the first quarter. Investors interested in participating in the live call can dial (877) 451-6152 from the U.S. and (201) 389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through May 22, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13690145. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess® is a leading brand by market share within the SBG category. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Donettes®, Ding Dongs®, Zingers®, danishes, honeybuns and coffee cakes, in addition to Twinkies® and CupCakes. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill® and Big Texas® brands. The In-Store Bakery segment consists of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores.
Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2018. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$160,483	$146,377
Accounts receivable, net	129,231	105,679
Inventories	43,158	38,580
Prepaids and other current assets	5,695	8,806
Total current assets	338,567	299,442
Property and equipment, net	221,636	220,349
Intangible assets, net	1,895,231	1,901,215
Goodwill	575,645	575,645
Other assets, net	12,761	14,062
Total assets	$3,043,840	$3,010,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$13,243	$11,268
Tax receivable agreement payments payable within one year	3,700	4,400
Accounts payable	74,648	65,288
Customer trade allowances	44,114	42,010
Accrued expenses and other current liabilities	18,950	18,137
Total current liabilities	154,655	141,103
Long-term debt and lease obligations	974,440	976,736
Tax receivable agreement	63,145	64,663
Deferred tax liability	275,238	277,954
Total liabilities	1,467,478	1,460,456
Commitments and Contingencies
Class A common stock, $0.0001 par value, 200,000,000 shares authorized,100,046,442 and 100,046,392 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,255,184 shares issued and outstanding at March 31, 2019 and December 31, 2018	3	3
Additional paid in capital	927,570	925,902
Accumulated other comprehensive income	1,307	2,523
Retained earnings	292,491	271,365
Stockholders’ equity	1,221,381	1,199,803
Non-controlling interest	354,981	350,454
Total liabilities and stockholders’ equity	$3,043,840	$3,010,713

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2019	March 31, 2018
Net revenue	$222,738	$208,743
Cost of goods sold	147,550	137,502
Gross profit	75,188	71,241
Operating costs and expenses:
Advertising and marketing	8,863	8,870
Selling expense	8,520	7,387
General and administrative	17,471	14,562
Amortization of customer relationships	5,985	5,994
Other operating expense (income)	(1,761)	1,556
Total operating costs and expenses	39,078	38,369
Operating income	36,110	32,872
Other expense (income):
Interest expense, net	10,236	9,340
Gain on buyout of tax receivable agreement	—	(12,372)
Other expense	440	83
Total other expense (income)	10,676	(2,949)
Income before income taxes	25,434	35,821
Income tax expense (benefit)	(1,178)	6,519
Net income	26,612	29,302
Less: Net income attributable to the non-controlling interest	5,486	5,461
Net income attributable to Class A stockholders	$21,126	$23,841

Earnings per Class A share:
Basic	$0.21	$0.24
Diluted	$0.21	$0.23
Weighted-average shares outstanding:
Basic	100,085,141	99,895,075
Diluted	100,777,609	105,041,015

Results of Operations by Segment	Three Months Ended
(In thousands)	March 31, 2019	March 31, 2018
Net Revenue
Sweet Baked Goods	$212,879	$199,293
In-Store Bakery	9,859	9,450
	$222,738	$208,743
Gross Profit
Sweet Baked Goods	$73,145	$69,438
In-Store Bakery	2,043	1,803
	$75,188	$71,241

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2019	March 31, 2018
Operating activities
Net income	$26,612	$29,302
Depreciation and amortization	10,878	10,091
Impairment of property, goodwill and intangibles	—	1,417
Debt discount (premium) amortization	(228)	(271)
Non-cash change in tax receivable agreement	(1,761)	(12,372)
Share-based compensation	2,281	1,623
Deferred taxes	(2,882)	4,786
Change in operating assets and liabilities:
Accounts receivable	(23,552)	(11,437)
Inventories	(4,578)	2,006
Prepaids and other current assets	2,917	2,055
Accounts payable and accrued expenses	16,594	11,560
` Customer trade allowances	2,104	(438)
Net cash provided by operating activities	28,385	38,322

Investing activities
Purchases of property and equipment	(9,493)	(8,019)
Acquisition of business, net of cash	—	(23,910)
Acquisition and development of software assets	(1,342)	(558)
Net cash used in investing activities	(10,835)	(32,487)

Financing activities
Repayments of long-term debt and capital lease obligation	(2,530)	(2,526)
Distributions to non-controlling interest	(457)	(4,153)
Payment of taxes related to the net issuance of employee stock awards	—	(407)
Payments on tax receivable agreement	(457)	(34,000)
Net cash used in financing activities	(3,444)	(41,086)
Net increase (decrease) in cash and cash equivalents	14,106	(35,251)
Cash and cash equivalents at beginning of period	146,377	135,701
Cash and cash equivalents at end of period	$160,483	$100,450

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$11,087	$9,942
Net taxes paid (refunded)	$(10)	$507
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$1,436	$642

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Class A Stockholders and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to gross profit, net income or earnings per share as indicators of operating performance or as alternatives to cash provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included these measures because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted Gross Profit and Adjusted Gross Margin
Gross profit and gross margin are adjusted to exclude certain items that affect comparability. The adjustments are itemized below.You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjusted gross profit and adjusted gross margin, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted gross profit and adjusted gross margin should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.
Adjusted Net Income and Adjusted EPS
Net income and net income attributed to Class A stockholders are adjusted to exclude certain items that affect comparability. Net income attributed to Class A shareholders is then divided by weighted average diluted Class A shares outstanding to determine adjusted EPS. The adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted net income and adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted EPS should not be construed as an inference that future results will be unaffected by unusual or recurring items.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

		Three Months Ended
		March 31, 2019	March 31, 2018
Reconciliation of Adjusted Gross Profit
Gross profit		$75,188	$71,241
Non-GAAP adjustments:
Acquisition and integration costs		1,563	—
Special employee incentive compensation		33	983
Adjusted gross profit		$76,784	$72,224

Adjusted gross margin		34.5%	34.6%

Reconciliation of Adjusted EBITDA
Net income		$26,612	$29,302
Non-GAAP adjustments:
Income tax provision (benefit)		(1,178)	6,519
Interest expense, net		10,236	9,340
Depreciation and amortization		10,879	10,091
Share-based compensation		2,281	1,623
Tax Receivable Agreement remeasurement and gain on buyout		(1,761)	(12,372)
Impairment of property and equipment, intangible assets and goodwill		—	1,417
Acquisition and integration costs		1,563	47
Special employee incentive compensation		355	983
Other	i	440	83
Adjusted EBITDA		$49,427	$47,033

Reconciliation of Adjusted Net Income and Adjusted EPS
Net income		$26,612	$29,302
Non-GAAP adjustments:
Tax Receivable Agreement remeasurement and gain on buyout		(1,761)	(12,372)
Remeasurement of deferred taxes		(6,047)	—
Impairment of property and equipment, intangible assets and goodwill		—	1,417
Acquisition and integration costs		1,563	47
Special employee incentive compensation		355	983
Tax impact of adjustments		(409)	1,131
Adjusted net income		20,313	20,508
Non-controlling interest allocation of net income		(5,486)	(5,461)
Non-controlling interest allocation of adjustments		(446)	(558)
Adjusted net income attributed to Class A stockholders		$14,381	$14,489
Weighted average Class A shares outstanding-diluted		100,777,609	105,041,015
Adjusted EPS		$0.14	$0.14

i. For the three months ended March 31, 2019 and 2018, other expenses included transaction and other non-operating professional fees.